Exhibit 4.12

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF OR IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	GIGOPTIX, INC.
Number of Shares:	71,429
Class of Stock:	Common
Initial Exercise Price:	$2.10
Issue Date:	January 29, 2010
Expiration Date:	January 29, 2017

THIS WARRANT CERTIFIES THAT AGILITY CAPITAL, LLC or registered assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares (the “Shares”) of Common Stock of GIGOPTIX, INC. (the “Company”), in the number, at the price, and for the term specified above. The Exercise Price shall be equal to the lower of (i) the price specified above or (ii) the price paid in the next sale or issuance of Shares after the Issue Date, if any, by 90 days of the Issue Date, in which Company receives at least $500,000. Upon the occurrence of an Event of Default under the Loan Agreement between Holder and Company dated as of the Issue Date (the “Loan Agreement”), Holder may acquire (i) an additional 25,000 Shares under this Warrant, with an exercise price equal to the average closing price of Company’s common stock for the 15 days before the date of the occurrence of the Event of Default, and (ii) an additional 35,000 Shares on each thirtieth day thereafter for so long as the Event of Default remains outstanding, provided the aggregate additional Shares that Holder may acquire under this sentence shall be 100,000.

ARTICLE 1. EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.4 Early Termination of Warrant. This Warrant shall terminate on the earlier to occur of (i) January 29, 2015 or (ii) a merger, consolidation or acquisition of the Company. If any portion of the Warrant has not been exercised before such date, then Holder shall be deemed to have converted such portion as of such date pursuant to Section 1.2.

1.5 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.4 Price Adjustment. If the Company issues additional common shares (including shares of common stock ultimately issuable upon conversion of a security convertible into common stock) after the date of the Warrant and the consideration per additional common share is less than the Warrant Price in effect immediately before such issue, the Warrant Price shall be reduced, concurrently with such Issue, to such lower price. Upon each adjustment of the Warrant Price, the number of Shares issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares issuable upon exercise of the Warrant and (ii) the Warrant Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Warrant Price.

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder’s rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares that may be issued upon the exercise of the purchase right represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash (except to the extent such offer occurs within 30 days of the Issue Date of this Warrant), then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3 Registration Rights. By April 30, 2010, Company shall file a registration statement under the Securities Act of 1933, as amended (the “Act”), pursuant to which Holder may sell the Shares without restriction. Holder agrees that, in connection with registrations of the offering of any securities of the Company under the Act for the account of the Company, if so requested by any representative of the underwriters (the “Managing Underwriter”), Holder shall not sell or otherwise transfer any securities of the Company held by such holder (other than those included in the registration) during the period specified by the Company’s Board of Directors at the request of the Managing Underwriter (the “Market Standoff Period”), with such period not to exceed 180 days (plus an additional 34 days to allow for compliance with NASD Rule 2711) following the effective date of the first registration statement of the Company filed under the Act; provided, that the officers and directors of the Company who own stock of the Company and all holders of at least one percent (1%) of the capital stock of the Company shall also agree to such restrictions.

3.4 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (b) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements, provided Company need not provide such information for any period in which Company has filed Form 10Q with the Securities and Exchange Commission.

ARTICLE 4. MISCELLANEOUS.

4.1 Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR IN ACCORDANCE WITH APPLICABLE LAW.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable), provided that no such notice shall be required for a transfer to an affiliate of Holder.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

4.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

GIGOPTIX, INC.

By:
Name:
Title:

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                 shares of the Common Stock of GIGOPTIX, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to                 of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.     Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Agility Capital, LLC

Or Registered Assignee

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

Agililty Capital, LLC or Registered Assignee
(Signature)

(Date)